Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM COMPLETES $6.0 MILLION FINANCING

SAN DIEGO, CA – November 10, 2008 – Cardium Therapeutics (AMEX: CXM) today announced the completion of a $6.0 million financing in the form of secured debt with accompanying warrants to purchase shares of common stock, replacing a prior debt financing that was concluded and paid off last quarter. Empire Asset Management Company acted as financial advisor and sole placement agent for the transaction and the Barone Group acted as lead investor. The material terms of the financing agreement are described in more detail in the Company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission.

“This financing is designed to provide proceeds to help advance the company to two very important business milestones for Cardium,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer. “These key events include completion of the MATRIX clinical study for Tissue Repair’s Excellarate candidate for non-healing diabetic wounds, and advancement of InnerCool’s portfolio of therapeutic hypothermia products into vertical partnering opportunities with companies having existing sales and marketing organizations but a continuing need for innovative high-value products.”

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which just received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2007 Annual Report at http://www.cardiumthx.com/flash/pdf/CardiumAR07_Book_FINAL.pdf.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that human clinical trials can be conducted and completed in an efficient and successful manner, that partnering opportunities can be successfully achieved and that such opportunities will effectively and efficiently advance commercialization of our products, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that results or trends observed in one clinical study will be reproduced in subsequent studies, that our products or product candidates will prove to be sufficiently safe and effective, that necessary regulatory approvals will be obtained, or that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, RapidBlue™, CoolBlue™. Accutrol®, Temperature Control Element® and TCE® are trademarks of InnerCool Therapies, Inc.